EXHIBIT 99.1

Key Government Officials from Vietnam Internet Network Information Centre (VNNIC)

Meet with Dot VN, Inc. in San Diego in December 2009

SAN DIEGO – Dec. 10, 2009 –Dot VN, Inc. (www.DotVN.com) (OTCBB: DTVI), an innovative Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that the Vietnamese Government’s Vietnam Internet Network Information Centre (“VNNIC”), (www.VNNIC.vn/english), will send key government officials, led by VNNIC’s Director Thuy Le Nguyen, to San Diego towards the last two weeks of December 2009 to meet with Dot VN management. Vietnam’s Ministry of Information and Communications has approved the visit. Meetings between VNNIC and Dot VN will focus on several recent developments as well as programs for 2010 and beyond.

“Dot VN has been working co-operatively with VNNIC for over nine years, and over the span of three administrations,” said Dot VN CEO Thomas Johnson. “Our relationship continues to prosper as we introduce new Internet concepts, secure the interest of international resellers, bring in key technology partners, and increase “.vn” domain retention rates. Our efforts have created higher traffic and value for .VN websites and generate revenue through domain registrations and pay-per-click advertising for Dot VN.”

One of the main topics of discussion during these meetings will be Internet policy for Vietnam. Since 2001, Dot VN has been working with VNNIC on the country’s Internet policy, including drafting rules and regulations. Dot VN has received recognition on multiple occasions for their work with VNNIC on this topic. Awards include:

•	Recognition from Vietnam’s Ministry of Foreign Affairs for Contributions for Development of IT in Vietnam for Dot VN President Dr. Lee Johnson on March 20, 2008;

•	Recognition for Dr. Johnson’s contributions to the development of the Internet from the Vietnam’s Ministry of Information and Communications on January 26, 2007; and

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Recognition by Vietnam’s Ministry of Post and Telematics (now the Ministry of Information and Communications) and VNNIC as the recipient of Vietnam’s Domain Registrar of the Year 2006 Award for Dot VN’s wholly owned subsidiary company, Hi-Tek Multimedia, Inc.

“Our close relationship with VNNIC over the years has allowed us to act as an advanced technology advisor and truly play an active role in shaping Vietnam’s Internet policy,” said Lee Johnson, President of Dot VN. “This unique partnership offers a great benefit to us as a company and to the people of Vietnam, as we can adapt our experiences, services and offerings to the needs of the country.”

Additional key topics to be discussed during the VNNIC and Dot VN meetings on the master plans for 2010-2015 include the following:

•	The launch of Info.VN super portal, in conjunction with VNNIC, expected next month in January 2010;

•	The custom-designed Application Programming Interface (“API”) for Dot VN’s domain registration program, with expected implementation and commercialization to begin in January 2010;

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Domain Parking/Monetization, for which VNNIC has granted Dot VN the exclusive right to immediately implement and commercialize the official pay-per-click (“PPC”) parking page for the country code Top Level Domain (“ccTLD”) “.vn”, and to create and promote links for domain registrations, domain auctions, domain appraisals and a smart search engine for the “.vn” ccTLD;

•	Housing the EMS Mobile Data Center Cabinets in VNNIC’s Data Center building;

•	A potential upcoming event that showcases EMS Mobile Data Center Cabinets Tier 4+ in January 2010 in Hanoi; and

•	Commercialization of the wireless E-Band virtual fiber equipment in Vietnam.

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About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam.  The Company was awarded an “exclusive long term contract” by the Vietnamese government to register “.vn” (Vietnam) domains and commercialize Parking Page Marketing/Online Advertising worldwide via the Internet.  Also, Dot VN has exclusive rights to distribute and commercialize Internet Data Center solutions and Gigabit Ethernet Wireless applications to Vietnam and Southeast Asia region.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com
    Register your “.vn” domains at:  www.VN

    Media Contact:
    North Shore Public Relations, Inc.
    Renae Placinski, 847-945-4505
    Email:  Renae@NorthShorePR.com
    Website: www.NorthShorePR.com

    Investor Relations Contact:
    Vista Partners
    Ross Silver, 415-738-6229
    Email:  Ross.Silver@VistaP.com
    Website: www.VistaP.com

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